Exhibit 23.1







            Consent of Independent Registered Public Accounting Firm



The Board of Directors
BNCCORP, Inc.:


We consent to the incorporation by reference in the registration statement (Nos. 333-03512, 333-58584, and 333-98647) on Form 10-K of BNCCORP, Inc. of our report dated February 14, 2005, with respect to the consolidated balance sheets of Sample Company as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, which report appears in the December 31, 2004, annual report on Form 10-K of BNCCORP, Inc.

[signed] KPMG LLP








Minneapolis, Minnesota
February 14, 2005